Exhibit 4.2

NOMINATION AGREEMENT

This NOMINATION AGREEMENT (this “Agreement”), dated as of July 30, 2018, is entered into by and between Focus Financial Partners Inc., a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages hereto (each a “Principal Stockholder,” and collectively, the “Principal Stockholders”).

WHEREAS, in connection with, and effective upon, the completion of the underwritten initial public offering (the “IPO”) of shares of the Company’s Class A Common Stock (as defined below), the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Affiliated Investor” means, with respect to any Principal Stockholder, (i) any investment fund or holding company that is directly or indirectly managed or advised by a manager or advisor of such Principal Stockholder and (ii) any of its Affiliates or any other Person who or which is otherwise an Affiliate of any such Principal Stockholder (other than the Company and its subsidiaries).

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, each of the Principal Stockholders is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares or other securities are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Class A Common Stock” means the shares of Class A common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Class B Common Stock” means the shares of Class B common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, collectively.

“Competitor” means (a) (i) a national or global financial institution or insurance company or a regional bank that in each case derives at least 30% of its revenue from wealth management services (which, for the avoidance of doubt, excludes life insurance and annuities), (ii) an independent broker dealer, or (iii) a platform for or aggregator of registered investment adviser or broker-dealer teams, or (b) a holding company or acquisition vehicle of any entity described in clause (a) of this definition.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Initial Share Ownership” means, with respect to the Principal Stockholders, the number of shares of Common Stock held by the Principal Stockholders as of the closing of the IPO.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Principal Stockholder Group” means the Principal Stockholders and any of their respective Affiliates and Affiliated Investors and their respective successors and permitted assigns.

“Stone Point Directors” means the designees of the Principal Stockholders.

Section 1.2            Rules of Construction.

(a)           Unless the context requires otherwise:  (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b)           The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c)           This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE II
VOTING AND GOVERNANCE MATTERS

Section 2.1            Designees.

(a)           Upon the closing of the IPO, the Board shall initially consist of seven directors, including Ruediger Adolf, Rajini Sundar Kodialam, Fayez S. Muhtadie, Christopher J. Harrington, James D. Carey, Deborah D. McWhinney and Noah Gottdiener (the “Initial Directors”). The audit committee of the Board shall initially consist of three directors, including Fayez S. Muhtadie, Deborah D. McWhinney and Noah Gottdiener, the compensation committee of the Board shall initially consist of three directors, including Fayez S. Muhtadie, James D. Carey and Noah Gottdiener, and the nominating and governance committee of the Board shall initially consist of three directors, including Christopher J. Harrington, Fayez S. Muhtadie and Deborah D. McWhinney. Of the Initial Directors, Fayez S. Muhtadie and James D. Carey are each deemed to be Stone Point Directors. The Board will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until the Company’s annual meetings of shareholders in 2019, 2020 and 2021, respectively. Ruediger Adolf, James D. Carey and Christopher J. Harrington will be assigned to Class I, Rajini Sundar Kodialam and Noah Gottdiener will be assigned to Class II, and Deborah D. McWhinney and Fayez S. Muhtadie will be assigned to Class III. From and after the closing of the IPO, the rights of the Principal Stockholders to designate directors to the Board and its committees shall be as set forth in the remainder of this Section 2.1. At the completion of the IPO, the Board shall include the applicable Stone Point Directors referred to in this paragraph (a), and such other individuals as shall be nominated and elected to the Board from time to time by the Board or the Company’s stockholders consistent herewith and with applicable law.

(b)           (i)            For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing at least 50% of its Initial Share Ownership, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders that, if elected, would result in two (2) Stone Point Directors serving on the Board. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 50% of its Initial Share Ownership but at least 5% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders that, if elected, would result in one (1) Stone Point Director serving on the Board. Any individuals, other than the Initial Directors, designated by the Principal Stockholders pursuant to this Section 2.1(b)(i) must satisfy the requirements for a replacement designee set forth in Section 2.1(c) hereof.

(ii)           Subject to applicable laws and stock exchange regulations, for so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing at least 50% of its Initial Share Ownership, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to appoint two (2) Stone Point Directors to serve on the compensation committee of the Board and one (1) Stone Point Director to serve on the nominating and governance committee of the Board. Subject to applicable laws and stock exchange regulations, for so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 50% of its Initial Share Ownership but at least 5% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to appoint one (1) Stone Point Director to serve on the compensation committee of the Board and one (1) Stone Point Director to serve on the nominating and governance committee of the Board.

(c)           In the event that the Principal Stockholders have nominated fewer than the total number of designees that the Principal Stockholders shall be entitled to nominate pursuant to Section 2.1(b), then the Principal Stockholders shall have the right, at any time and from time to time, to nominate such additional designee(s) to which it is entitled, in which case, the Company shall take all necessary corporate action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to (x) increase the size of the Board as required to enable such Principal Stockholders to so nominate such additional designee(s), and (y) designate such additional designees nominated by the Principal Stockholders to fill such newly created vacancy or vacancies, as applicable.

(d)           Following the date of completion of the IPO and for so long as the Principal Stockholder Group is entitled to designate any Person to the Board pursuant to Section 2.1, the Board shall consist of seven members (other than as contemplated by Section 2.1(c) or Section 2.1(e) or to the extent necessary to comply with applicable law or listing standards). The size of the Board may be increased to up to nine members by adding up to two new independent directors.

(e)           Any Stone Point Director may be removed (with or without cause) from time to time and at any time by the Principal Stockholders upon notice to the Company.

(f)            In the event that a vacancy is created on the Board by the death, disability, resignation or removal of a Stone Point Director, the Principal Stockholders shall be entitled to designate an individual to fill the vacancy so long as (i) the total number of Stone Point Directors serving on the Board immediately following the filling of such vacancy will not exceed the total number of persons the Principal Stockholders are entitled to designate pursuant to Section 2.1(b)(i) on the date of such replacement designation and (ii) the replacement designee (A) is an employee or partner of any Principal Stockholder, (B) is of the same level of seniority within the applicable Principal Stockholder as one of the Initial Directors serving as a Stone Point Director, (C) will qualify as independent within the meaning of NASDAQ Rule 5605(a) and (D) does not serve on the board of directors or as an officer of a Competitor of the Company. The Company shall take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause such replacement designee to become a member of the Board as soon as reasonably possible.

(g)           The Company agrees to take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the Persons designated pursuant to this Section 2.1 (to the extent that directors of such nominee’s class are to be elected at such meeting for so long as the Board is classified) and to nominate and recommend each such individual to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled to identify such individual as a Stone Point Director pursuant to this Agreement.

Section 2.2            Voting.  For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing at least 5% of the outstanding shares of Common Stock at any time, the Principal Stockholders shall vote, or provide a written consent or proxy with respect to, their shares of Common Stock in favor of the Chief Executive Officer and Rajini Sundar Kodialam (provided that she is an employee of the Company) for election to the Board, and to take all other steps within the Principal Stockholders’ power to ensure that the composition of the Board is as set forth in Section 2.1 hereof. If Rajini Sundar Kodialam is no longer a member of the Board, the Principal Stockholders shall take all necessary action to cause the Stone Point Directors to vote in favor of such other officer of the Company designated by the Chief Executive Officer and approved by the Board for appointment to the Board and thereafter vote, or provide a written consent or proxy with respect to, their shares of Common Stock in favor of such officer for election to the Board.

Section 2.3            Restrictions on Other Agreements.  The Principal Stockholders shall not, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with other holders of shares of Common Stock that are not parties to this Agreement or otherwise).

ARTICLE III
INFORMATION

Section 3.1            Access.  Each Stone Point Director is permitted to disclose to the Principal Stockholder Group information about the Company and its Affiliates that he or she receives as a result of being a Director, subject to his or her fiduciary duties under Delaware law.

Section 3.2            VCOC. With respect to the Principal Stockholder Group and, at the request of the Principal Stockholder Group, each Affiliate thereof that indirectly has an interest in the Company, in each case that is intended to qualify as a “venture capital operating company” as defined in 29 C.F.R. Section 2510.3-101 (each, a “VCOC Investor”), the Company shall, and shall cause Focus Financial Partners, LLC to, execute a side letter with each VCOC Investor in the form attached hereto as Annex A and each VCOC Investor shall have the supplemental rights and obligations provided in such side letter.

ARTICLE IV
 EFFECTIVENESS AND TERMINATION

Section 4.1            Effectiveness.  This Agreement shall become effective upon the closing of the IPO.  To the extent the closing of the IPO does not occur, the provisions of this Agreement shall be without any force or effect.

Section 4.2            Termination.  This Agreement shall terminate upon the delivery of written notice to the Company by the Principal Stockholders.  Further, at such time as the Principal Stockholder Group no longer Beneficially Owns at least 5% of the outstanding shares of Common Stock at any time, all rights and obligations of the Principal Stockholder Group under this Agreement shall terminate.

ARTICLE V
MISCELLANEOUS

Section 5.1            Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice).  Notices will be deemed to have been duly given hereunder if (i) personally delivered, when received, (ii) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (iii) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (iv) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(a)           If to the Company, to:

Focus Financial Partners Inc.
825 Third Avenue, 27th Floor
New York, NY 10022
Attention: General Counsel

(b)           If to the Principal Stockholders, to:

Stone Point Capital LLC

20 Horseneck Lane

Greenwich, CT 06830

Attention: Peter Mundheim

Section 5.2            Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.3            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 5.4            Entire Agreement; No Third Party Beneficiaries.  This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) except as provided in Section 3.2 with respect to any individual associated with the Principal Stockholder Group, is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 5.5            Further Assurances.  Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein. The Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Principal Stockholder Group entity being deprived of the rights contemplated by this Agreement.

Section 5.6            Governing Law; Equitable Remedies.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 5.7            Consent To Jurisdiction.  With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.8            Amendments; Waivers.

(a)           No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.9            Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that any Principal Stockholder may assign any of its respective rights hereunder to any of its Affiliated Investors. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 5.10         No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

FOCUS FINANCIAL PARTNERS INC.

By:	/s/ Ruediger Adolf
	Name:	Ruediger Adolf
	Title:	Chief Executive Officer

[Signature Page to Nomination Agreement]

PRINCIPAL STOCKHOLDERS:

TRIDENT FFP LP

By:	Trident FFP GP LLC, its general partner

By:	/s/ Peter M. Mundheim
	Name:	Peter M. Mundheim
	Title:	Vice President & Assistant Secretary

TRIDENT VI, L.P.

By:	Stone Point Capital LLC, its manager

By:	/s/ Peter M. Mundheim
	Name:	Peter M. Mundheim
	Title:	Principal

TRIDENT VI PARALLEL FUND, L.P.

By:	Stone Point Capital LLC, its manager

By:	/s/ Peter M. Mundheim
	Name:	Peter M. Mundheim
	Title:	Principal

TRIDENT VI PARALLEL FUND, L.P.

By:	Stone Point Capital LLC, its manager

By:	/s/ Peter M. Mundheim
	Name:	Peter M. Mundheim
	Title:	Principal

[Signature Page to Nomination Agreement]

ANNEX A

[See attached.]

Trident VI, L.P.
Trident VI Parallel Fund, L.P.
Trident VI DE Parallel Fund, L.P.
Trident FFP LP

c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830

Dear Sirs/Madams:

This letter confirms that Focus Financial Partners Inc., a Delaware corporation (the “Company”), has agreed to provide Trident VI, L.P., Trident VI Parallel Fund, L.P., Trident VI DE Parallel Fund, L.P. and Trident FFP LP (each, an “Investor”), and each Investor is entitled to, the following contractual management rights, in addition to any rights that an Investor may have or become entitled to under any constituent documents of, or agreements with, the Company and notwithstanding anything in the constituent documents or such agreements to the contrary:

(a)         Each Investor (and its designated representative) shall be entitled to visit and inspect any of the offices and properties of the Company and its subsidiaries, including its and their books and records, and to discuss its and their affairs, finances and accounts with the company’s officers and senior management, at such times as Investor may reasonably request, during normal business times and upon reasonable notice.

(b)         The Company shall deliver to each Investor:

1.              (i) within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments; (ii) within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; and (iii) as soon as reasonably available, to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, actually prepared by the Company as soon as available; provided, however, that to the extent such information is posted by the Company on the Securities and Exchange Commission’s website within the time periods provided for herein, the delivery of such information shall be deemed satisfied; and

2.              at any time during which such Investor does not have a representative designated to serve on the Board of Directors of the Company (the “Board”), upon written request by the Investor, copies of all materials provided to the Board, subject to appropriate protections with respect to preservation of attorney-client privilege and subject to any determination by the Company’s counsel that the provision of such materials to the Investors would result in a breach by the Company of a confidentiality obligation of the Company.

(c)          Each Investor (and its designated representative) shall be entitled to routinely consult with and advise the Board, officers and/or directors of the Company and its subsidiaries with respect to all matters relating to the business, operations and affairs of the Company and its subsidiaries.

(d)         To the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), the Company shall inform each Investor or its designated representative in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the constituent documents of the Company, and to provide such Investor or its designated representative with the right to consult with the Company with respect to such actions.

(e)          The Company agrees to consider, in good faith, the recommendations of the Investor and/or its designated representative in connection with the matters on which it is consulted or advised as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(f)           The rights set forth in this letter are intended to satisfy the requirement of contractual management rights for purposes of qualifying the investment in the Company by each Investor as a “venture capital investment” (as defined in 29 C.F.R. § 2510.3-101 (the “Plan Assets Regulation”).  The Company agrees that if legal counsel for an Investor reasonably concludes that the rights granted hereby should be altered or amended to preserve the qualification of such Investor’s investment as a “venture capital investment” (within the meaning of the Plan Assets Regulation), whether on account of a change in applicable law, regulation, judicial or administrative interpretation or otherwise, the Company and such Investor shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy the Plan Assets Regulations or such other applicable law or regulation.

Each Investor agrees, and will require each designated representative of the Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that such Investor takes reasonable steps to minimize the extent of any such required disclosure, including informing the Company in advance thereof and taking reasonable steps to seek a protective order prior thereto.  Each Investor is aware that, in exercising its rights hereunder, it may receive material non-public information about the Company and its subsidiaries pursuant to this letter agreement or upon exercise of its rights hereunder, and each Investor agrees that it is aware of, and shall comply with, applicable federal and state securities laws that restrict any person who has material, non-public information about a company from purchasing or selling securities of the company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In the event the Investor or any of its affiliates transfers all or any portion of their investment in the Company to an affiliated entity that is intended to qualify as a “venture capital operating company” under the Plan Asset Regulation, such transferee shall be afforded the same rights with respect to the Company afforded to an Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.  Further, in the event the Company engages in a restructuring or similar transaction, any resulting entity or entities shall be subject to this Agreement in the same manner as the Company.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to conflict of laws principles thereof) and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  This letter agreement may only be amended by an agreement in writing signed by each of the parties hereto.

The rights and duties described herein shall terminate and be of no further force or effect upon the Investor no longer holding, directly or indirectly through one or more subsidiaries, together with its affiliates, any securities of the Company.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

Focus Financial Partners Inc.

By:

Name: Ruediger Adolf

Title: Chief Executive Officer

[Signature Page to VCOC Letter]

Agreed and Accepted:

By:

Name:

Title:

[Signature Page to VCOC Letter]